UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McGRATH RENTCORP

(Exact name of Registrant as specified in its charter)

California	94-2579843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5700 Las Positas Road

Livermore, CA 94551-7800

(Address of principal executive offices and zip code)

McGrath RentCorp 2007 Stock Incentive Plan

(Full title of the plan)

Randle F. Rose

Senior Vice President, Chief Administrative Officer and Secretary

McGrath RentCorp

5700 Las Positas Road

Livermore, CA 94551-7800

(925) 606-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)(3)	Proposed maximum Offering price per share(4)	Proposed maximum aggregate offering price(5)	Amount of registration fee
Common Stock, no par value, issuable under the McGrath RentCorp 2007 Stock Incentive Plan	815,000	$19.23	$15,672,450	$874.52
Remaining Shares (2)	425,050	$19.23	$8,173,711.50	$456.09
Outstanding Award Shares(2)	1,953,992	$19.23	$37,575,266.16	$2,096.70
Total	3,194,042	$19.23	$61,421,427.66	$3,427.31

(1)	The securities to be registered include options and rights to acquire common stock of McGrath RentCorp (the “Registrant”).
(2)	The Remaining Shares are shares of the Registrant’s common stock that were previously registered by the Registrant and available for grant under the Registrant’s 1998 Incentive Stock Option Plan (the “1998 Plan”) but were not subject to outstanding awards on June 4, 2009 and are now available for grant under the 2007 Stock Incentive Plan (the “2007 Plan”). The Outstanding Award Shares are shares of the Registrant’s common stock that are currently subject to outstanding awards under the 1998 Plan that will revert to the share reserve of the 2007 Plan as a result of, for example, forfeiture, termination or expiration.
(3)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement contains an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, including an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.
(4)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the amount of registration fee, based upon the average of the high and low reported sales prices on the Nasdaq Global Market on August 3, 2009.
(5)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed for the purpose of registering 815,000 additional shares of our common stock to be issued pursuant to the McGrath Rentcorp 2007 Stock Incentive Plan, which are the same class as those securities previously registered on Form S-8 and filed with the Securities and Exchange Commission on June 20, 2008 (File No. 333-151815), relating to the 2007 Stock Incentive Plan of the Registrant, and the contents of that Registration Statement, as amended, or as modified or superseded pursuant to Rule 412 under the Securities Act, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference into this registration statement:

a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, including our audited consolidated financial statements for the fiscal year ended December 31, 2008, filed with the Commission on February 27, 2009;

b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 7, 2009;

c)	Our Current Report on Form 8-K, filed with the Commission on June 8, 2009 (to the extent filed and not furnished); and

d)	Our Registration Statement on Form 8-A (No. 00-013292), filed with the Commission on March 18, 1985, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which describes the terms, rights and provisions applicable to our outstanding common stock.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This indemnification is not exclusive to the extent additional rights are authorized in a corporation’s articles of incorporation. Section 317 also does not extend to acts or omissions of a director in his capacity as an officer. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director’s fiduciary duty to us or our shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts, Section 317 may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of our company.

Section 204 of the California Corporations Code provides that a corporation may limit the liability of its directors, by indemnification or otherwise, in its articles of incorporation, but this limitation on liability has no effect on a director’s liability for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) any transaction involving an unlawful conflict of interest between the director and the corporation under California law, and (vii) any transaction that constitutes an illegal distribution or dividend under California law.

Our Amended and Restated Articles of Incorporation eliminates the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws further authorize us to indemnify our agents (including officers and directors) to the maximum extent permitted by California law and subject to the limitations under Section 204 of the California Corporations Code.

We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. These agreements require us to indemnify our officers or directors against expenses and, in certain cases, judgments, settlements or other payments incurred by the officer or director in suits brought by us, derivative actions brought by shareholders and suits brought by other third parties. Indemnification has been granted under these agreements to the fullest extent permitted under California law in situations where the officer or director is made, or threatened to be made, a party to the legal proceeding because of his or her service as our officer or director.

The foregoing summaries are necessarily subject to the complete text of the California Corporations Code, our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description
4.1	McGrath RentCorp 2007 Stock Incentive Plan (as amended and restated effective June 4, 2009), incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 4, 2009

4.2	Form of McGrath RentCorp 2007 Stock Incentive Plan Stock Option Award and Agreement, incorporated by reference to Exhibit 10.12.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007

4.3	Form of McGrath RentCorp 2007 Stock Incentive Plan Non-Qualified Stock Option Award and Agreement, incorporated by reference to Exhibit 10.12.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007

5.1	Opinion of Morrison & Foerster LLP with respect to the securities being registered, including consent

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (provided on the signature page to this Registration Statement)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livermore, State of California, on August 6, 2009.

MCGRATH RENTCORP

by:	/s/ Keith E. Pratt
KEITH E. PRATT
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis C. Kakures and Keith E. Pratt as his or her true and lawful attorneys-in-fact and agents with the powers of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or his and her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William J. Dawson WILLIAM J. DAWSON	Director	August 6, 2009

/s/ Robert C. Hood ROBERT C. HOOD	Director	August 6, 2009

/s/ Dennis C. Kakures DENNIS C. KAKURES	Chief Executive Officer, President and Director (Principal Executive Officer)	August 6, 2009

/s/ Robert P. McGrath ROBERT P. McGRATH	Director	August 6, 2009

/s/ Keith E. Pratt KEITH E. PRATT	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 6, 2009

/s/ Dennis P. Stradford DENNIS P. STRADFORD	Director	August 6, 2009

/s/ David M. Whitney DAVID M. WHITNEY	Vice President, Principal Accounting Officer and Controller (Principal Accounting Officer)	August 6, 2009

/s/ Ronald H. Zech RONALD H. ZECH	Chairman of the Board	August 6, 2009

EXHIBIT INDEX

Exhibit No.	Description
4.1	McGrath RentCorp 2007 Stock Incentive Plan (as amended and restated effective June 4, 2009), incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 4, 2009

4.2	Form of McGrath RentCorp 2007 Stock Incentive Plan Stock Option Award and Agreement, incorporated by reference to Exhibit 10.12.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007

4.3	Form of McGrath RentCorp 2007 Stock Incentive Plan Non-Qualified Stock Option Award and Agreement, incorporated by reference to Exhibit 10.12.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included on the signature page to this registration statement)